Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-57012) of Varian Medical Systems, Inc. of our report dated June 12, 2009, with respect to the statements of net assets available for benefits of the Varian Medical Systems, Inc. Retirement Plan as of December 31, 2008, which report appears in the December 31, 2009 annual report on Form 11-K of Varian Medical Systems, Inc. Retirement Plan.

/s/ MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 17, 2010